EXHIBIT 10.1

                     [SPURLOCK INDUSTRIES, INC. LETTERHEAD]







March 4, 1998

To:      Larry Birkholz

From:    Phil Sumpter

Dear Larry,

The purpose of this memorandum is to document our agreement relative to severance compensation should the company decide to terminate your employment. This arrangement is in recognition of the circumstances under which you joined the company and the critical nature of your position.

If the company chooses to end your employment you will be entitled to salary and benefits continuation, at your current rate of compensation, for a period of six months from the date of termination.

Regards,

/s/ Phillip S. Sumpter

Chairman & CEO